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                     September 15, 2023

       Danny Sheng Wu Yeung
       Chief Executive Officer
       Prenetics Global Ltd
       Unit 701-706, K11 Atelier King   s Road
       728 King   s Road, Quarry Bay
       Hong Kong

                                                        Re: Prenetics Global
Ltd
                                                            Annual Report on
Form 20-F for Fiscal Year Ended December 31, 2022
                                                            Filed May 1, 2023
                                                            File No. 001-41401

       Dear Danny Sheng Wu Yeung:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Industrial Applications and

                     Services
       cc:                                              Nadia Wong, Esq.